BARK Reports Third Quarter Fiscal Year 2022 Results

NEW YORK, February 10, 2022 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel brand for dogs and their people with a mission to Make All Dogs Happy, today announced its financial results for the fiscal third quarter ended December 31, 2021.

Highlights
•Delivered fiscal third quarter 2022 revenue of $140.8 million, a 33.9% increase year-over-year.
•Added approximately 371,000 Active Subscriptions, bringing total to 2.3 million as of quarter-end.
•Achieved a LTV-to-CAC of 4.5x in the quarter and 4.7x through the first nine months of fiscal 2022.
•Achieved record Average Order Value of $31.10, an increase of $2.12 compared to the same period last year.
•Cross-sell and Upsell efforts including Add-to-Box contributed a record $10.3 million of DTC revenue, a 55% increase compared to last year.
•BARK announced today a new partnership with Walmart; BARK products are now available in nearly 2,800 stores across the U.S. and at Walmart.com.

“Our strong results throughout fiscal 2022 underscore BARK's unique positioning as one of the largest digitally native dog brands in the world today. Our best-in-class products, powerful customer relationships, and growing dataset affords us with an unparalleled opportunity to continue to increase market share across our growing product portfolio," said Matt Meeker, Co-founder and Chief Executive Officer of BARK. "Our customer base continues to grow, our average revenue per order continues to grow, and I am eager to leverage this continued success to meaningfully expand BARK's presence in exciting categories like Food and Health; two areas that I believe will become significant contributors to our business."

Fiscal Third Quarter 2022 Details:

Revenue
Total revenue increased 33.9% to $140.8 million in the third quarter of fiscal year 2022 as compared to $105.2 million in the third quarter of fiscal year 2021.

•Direct to Consumer (“DTC”) revenue came in at $118.1 million in the third quarter of fiscal year 2022, a 31.0% increase as compared to the same period last year. The growth in DTC revenue was driven by an increase in Subscription Shipments, Average Order Value (“AOV”), and cross-

sell and up-sell revenue in the quarter. Through the first nine months of fiscal 2022, cross-sell and up-sell revenue of $23.3 million is up 84% compared to last year.

•Commerce revenue came in at $22.7 million in the third quarter of fiscal year 2022, a 51.5% increase as compared to the same period last year. This growth reflects increases in the number of retailers we partnered with, as well as volume increases and a growing number of available SKUs amongst existing retailer partners.

Gross Profit
Gross profit was $78.4 million in the third quarter of fiscal year 2022 up from $59.5 million in the third quarter of fiscal year 2021. Gross margin was 55.7% in the third quarter of fiscal year 2022 compared to 56.6% in the same period last year. The slight decrease in gross margin was largely the result of increased container costs associated with macro supply chain congestion.

Operating Expenses
General and administrative expenses were $78.6 million in the third quarter of fiscal year 2022, versus $52.6 million in the third quarter of fiscal year 2021. The year-over-year increase was driven by greater shipment volume associated with a 22.0% increase in total Subscription Shipments, higher outbound shipping and fulfillment rates associated with industry wide shipping congestion, as well as additional expenses in connection with the build out and staffing of our BARK Eats and BARK Bright businesses. The Company also incurred incremental expenses associated with being a newly public company.

Advertising and marketing expenses came in at $26.8 million in the third quarter of fiscal year 2022, which is 19.1% of revenue. This compares favorably to $26.3 million in the third quarter of fiscal year 2021, which was 25.0% of total revenue. Customer Acquisition Costs (“CAC”) were $64.42 in the most recent fiscal quarter, compared to $60.50 in the same period last year. Our Lifetime Value to CAC ratio was a healthy 4.5x in the third quarter of fiscal year 2022. The Company manages its marketing budget on an LTV-to-CAC basis, targeting an annual ratio of 4x or greater. Through the first nine months of fiscal 2022, the company's LTV-to-CAC was 4.7x.

Net Loss
Net Loss was $(13.2) million, resulting in Net Loss margin of (9.4)% in the third quarter of fiscal 2022, as compared to Net Loss of $(25.0) million and Net Loss margin of (23.7)%, in the same period last year. The year-over-year improvement was largely driven by a $14.5 million of other income related to the change in the fair value of our warrant liabilities, a non-cash item.

Adjusted EBITDA
Adjusted EBITDA was $(18.3) million, with Adjusted EBITDA margin of (13.0)%, in the third quarter of fiscal year 2022, as compared to Adjusted EBITDA of $(14.1) million and Adjusted EBITDA margin of (13.4)%, in the third quarter of fiscal year 2021.

Balance Sheet Highlights
The Company’s cash and cash equivalents balance as of December 31, 2021 was $228.7 million. As of December 31, 2021, the Company had total debt outstanding of $76.0 million, related to its outstanding convertible notes.

Fourth Quarter and Fiscal Year 2022 Outlook
Based on current market conditions as of February 10, 2022, BARK is providing guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure.

•On the Company's Q2 fiscal 2022 earnings call, management communicated roughly 2% risk to its original revenue guidance of $516 million. For the fiscal year 2022, the Company anticipates total revenue of $505 million, which reflects the Company factoring in certain risks to revenue given the ongoing macro supply chain headwinds and the acceleration of the Company's prioritization of Adjusted EBITDA profitability.

•For the fiscal fourth quarter of 2022, the Company expects total revenue of roughly $126 million.

•The Company is reiterating its previously issued fiscal year 2022 Adjusted EBITDA guidance of ($38) million to ($40) million.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss third quarter fiscal year 2022 results will be held today, February 10, 2022, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (844) 200-6205 or +1 929 526 1599 for international callers, conference ID 590043. The conference call will also be available to interested parties through a live webcast at https://investors.bark.co/. A recording will be available for 12 months after the date of the event. Recordings may be accessed at https://investors.bark.co/.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special by designing playstyle-specific toys, wildly satisfying treats, personalized meal plans and supplements, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2012, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, personalized nutrition and meal plans with BARK Eats; and health and wellness products that meet dogs’ needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; the uncertain effects of the COVID-19 pandemic.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent quarterly report on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

BARK, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
REVENUE	$140,812	$105,175	$378,580	$266,396
COST OF REVENUE	62,403	45,674	160,493	108,421
Gross profit	78,409	59,501	218,087	157,975
OPERATING EXPENSES:
General and administrative	78,636	52,566	216,369	123,882
Advertising and marketing	26,828	26,250	61,053	50,782
Total operating expenses	105,464	78,816	277,422	174,664
INCOME (LOSS) FROM OPERATIONS	(27,055)	(19,315)	(59,335)	(16,689)
INTEREST EXPENSE	(1,284)	(4,961)	(4,141)	(8,381)
OTHER INCOME—NET (1)	15,098	(696)	31,887	736
NET INCOME (LOSS) BEFORE INCOME TAXES	(13,241)	(24,972)	(31,589)	(24,334)
PROVISION FOR INCOME TAXES	—	—	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(13,241)	$(24,972)	$(31,589)	$(24,334)

(1)For the three and nine-months ended December 31, 2021, Other Income, Net, is primarily due to income related to the changes in fair value of our warrant liabilities during the period of $14.5 million and $34.0 million, respectively.

GROSS PROFIT BY SEGMENT
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Direct to Consumer:
Revenue	$118,124	$90,201	$330,316	$232,669
Costs of revenue	47,876	36,866	131,195	90,034
Gross profit	70,248	53,335	199,121	142,635
Commerce:
Revenue	22,688	14,974	48,264	33,727
Costs of revenue	14,527	8,808	29,298	18,387
Gross profit	8,161	6,166	18,966	15,340
Consolidated:
Revenue	140,812	105,175	378,580	266,396
Costs of revenue	62,403	45,674	160,493	108,421
Gross profit	$78,409	$59,501	$218,087	$157,975

Key Performance Indicators

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Subscription Shipments (in thousands)	3,798	3,113	10,999	8,156
Average Monthly Subscription Shipment Churn	6.5%	6.5%	7.0%	6.0%
Active Subscriptions (in thousands)	2,254	1,729	2,254	1,729
New Subscriptions (in thousands)	371	381	922	936
CAC	$64.42	$60.50	$55.80	$46.44
LTV:CAC	4.5x	4.4x	4.7x	6.3x
Average Order Value	$31.10	$28.98	$30.03	$28.53

Subscription Shipments
We define Subscription Shipments as the total number of subscription product shipments shipped in a given period. Subscription Shipments does not include gift subscriptions or one-time subscription shipments.

Average Monthly Subscription Shipment Churn
Average Monthly Subscription Shipment Churn is calculated as the average number of subscription shipments that have been cancelled in the last three months, divided by the average monthly active subscription shipments in the last three months. The number of cancellations used to calculate Average Monthly Subscription Shipment Churn is net of the number of subscriptions reactivated during the last three months.

Active Subscriptions
Our ability to expand the number of Active Subscriptions is an indicator of our market penetration and growth. We define Active Subscriptions as the total number of unique product subscriptions with at least one shipment during the last 12 months. Active Subscriptions does not include gift subscriptions or one-time subscription purchases.

New Subscriptions
We define New Subscriptions as the number of unique subscriptions with their first shipment occurring in a period.

Customer Acquisition Cost
Customer Acquisition Cost (“CAC”) is a measure of the cost to acquire New Subscriptions in our Direct to Consumer business segment. This unit economic metric indicates how effective we are at acquiring each New Subscription. CAC is a monthly measure defined as media spend in our Direct to Consumer business segment in the period indicated, divided by total New Subscriptions in such period. Direct to Consumer media spend is primarily comprised of internet and social media advertising fees.

Lifetime Value
Lifetime Value ("LV") is the dollar value of each subscription as measured by the cumulative Direct to Consumer Gross Profit for the average life of the subscription.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Subscription Shipments for the same period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin, Adjusted Net Income (Loss) on Common Shares, Adjusted EBITDA and Adjusted EBITDA Margin, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Income (Loss) as net income (loss), adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax expense, (4) one-time transaction costs associated with the financing and merger (5) demurrage fees related to freight and (6) other one-time items.

We calculate Adjusted Net Income (Loss) Margin by dividing Adjusted Net Income (Loss) for the period by Revenue for the period.

We calculate Adjusted Net Income (Loss) on Common Shares by dividing Adjusted Net Income (Loss) for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest expense, (2) depreciation and amortization, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense, (6) one-time transaction costs associated with the financing and merger, (7) demurrage fees related to freight and (8) other one-time items.

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by Revenue for the period.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company and (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with GAAP.

The following table presents a reconciliation of Adjusted Net Loss to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin, Adjusted Net Loss Margin and Adjusted Net Loss on Common Shares for the periods presented:

Adjusted Net Loss

	Three Months Ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net loss	$(13,241)	$(24,972)	$(31,589)	$(24,334)
Stock compensation expense	4,209	2,734	11,036	4,126
Change in fair value of warrants and derivatives	(14,470)	1,600	(33,978)	336
Sales and use tax expense (1)	50	285	50	1,126
Transaction costs (2)	324	630	5,964	630
Demurrage fees	1,303	—	2,038	—
Other one-time items (3)	1,081	—	4,693	—
Adjusted net loss	$(20,744)	$(19,723)	$(41,786)	$(18,116)
Net loss margin	(9.40)%	(23.74)%	(8.34)%	(9.13)%
Adjusted net loss margin	(14.73)%	(18.75)%	(11.04)%	(6.80)%

Adjusted net loss per common share - basic and diluted	$(0.12)	$(0.43)	$(0.28)	$(0.39)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	172,554,101	46,192,869	150,313,932	45,867,792

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended December 31,		Nine Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net loss	$(13,241)	$(24,972)	$(31,589)	$(24,334)
Interest expense	1,284	4,961	4,141	8,381
Depreciation and amortization expense	1,123	660	2,924	1,697
Stock-based compensation expense	4,209	2,734	11,036	4,126
Change in fair value of warrants and derivatives	(14,470)	1,600	(33,978)	336
Sales and use tax expense (1)	50	285	50	1,126
Transaction costs (2)	324	630	5,964	630
Demurrage fees	1,303	—	2,038	—
Other one-time items (3)	1,081	—	4,693	—
Adjusted EBITDA	$(18,337)	$(14,102)	$(34,721)	$(8,038)
Net loss margin	(9.40)%	(23.74)%	(8.34)%	(9.13)%
Adjusted EBITDA margin	(13.02)%	(13.41)%	(9.17)%	(3.02)%

(1)Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.

(2)Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.

(3)For the three months ended December 31, 2021, other one-time items is primarily comprised of costs related to unrealized business ventures of $1.5 million, gain on extinguishment of debt of $0.6 million, and executive transition costs, including recruiting, bonus and relocation related expense of $0.1 million. For the nine months ended December 31, 2021, other one-time items is comprised of loss on extinguishment of debt of $2.0 million, costs related to unrealized business ventures $1.5 million, SOX implementation fees of $0.4 million, executive transition costs, including recruiting, bonus and relocation related expenses of $0.4 million, loss on exercise of warrants of $0.3 million and restructuring related expenses of $0.1 million.

BARK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	December 31,	March 31,
	2021	2021

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$228,692	$38,278
Accounts receivable—net	20,251	8,927
Prepaid expenses and other current assets	5,035	7,409
Inventory	150,690	77,454
Total current assets	404,668	132,068
PROPERTY AND EQUIPMENT—NET	26,253	13,465
INTANGIBLE ASSETS—NET	3,480	2,070
OTHER NONCURRENT ASSETS	4,400	3,260
TOTAL ASSETS	$438,801	$150,863
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$21,383	$50,501
Accrued and other current liabilities	52,649	44,605
Deferred revenue	36,210	27,177
Total current liabilities	110,242	122,283
LONG-TERM DEBT	76,032	115,729
OTHER LONG-TERM LIABILITIES	5,829	11,834
Total liabilities	192,103	249,846
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Convertible preferred stock (Series Seed, A, B, C, and C-1) $0.0001 par value with aggregate liquidation preference of $0 and $62,800 at December 31, 2021 and March 31, 2021 respectively; 0 and 8,010,560 shares authorized; 0 and 7,752,515 shares issued and outstanding at December 31, 2021 and March 31, 2021, respectively.	—	59,987
Total redeemable convertible preferred stock	—	59,987
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 173,495,873 shares issued and outstanding as of December 31, 2021 and 148,622,942 shares authorized; 48,071,777 shares issued and outstanding as of March 31, 2021.	1	—
Treasury stock, at cost; after recapitalization there are no treasury shares issued or outstanding as of December 31, 2021 or March 31, 2021	—	—
Additional paid-in capital	458,239	20,984
Accumulated deficit	(211,542)	(179,954)
Total stockholders’ (equity) deficit	246,698	(158,970)
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$438,801	$150,863

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Nine Months Ended
	December 31,
	2021	2020
Net cash used in operating activities	$(146,537)	$(8,757)
Net cash used in investing activities	(17,605)	(4,017)
Net cash provided by financing activities	355,382	55,622
Net increase in cash, cash equivalents and restricted cash	191,240	42,848
Cash, cash equivalents and restricted cash — beginning of period	39,731	9,676
Cash, cash equivalents and restricted cash — end of period	$230,972	$52,524

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$228,692	$51,896
Restricted cash - Prepaid expenses and other current assets	2,280	628
Total cash, cash equivalents and restricted cash	$230,972	$52,524

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com